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                                  EXHIBIT 99.1

For More Information Contact:

Barbara Bolens (414) 438-6940

FOR IMMEDIATE RELEASE

BRADY CORPORATION ANNOUNCES TWO-FOR-ONE STOCK SPLIT AND QUARTERLY CASH DIVIDEND

MILWAUKEE (November 18, 2004) -- The Board of Directors of Brady Corporation (NYSE: BRC) today approved a two-for-one stock split in the form of a 100 percent stock dividend of one share of Class A Common Stock on each outstanding share of Class A and one share of Class B Common stock on each outstanding share of Class B Common Stock effective December 31, 2004 for shareholders of record at the close of business on December 10, 2004.

            "By increasing the number of Brady shares, we expect to attract a broader investor audience to become Brady shareholders," said David Mathieson, Brady vice president and chief financial officer.

            In other action, the Board of Directors declared a cash dividend to shareholders of the Company's Class A Common Stock of $0.22 per share ($0.11 per share adjusted for the stock dividend) payable January 31, 2005, to shareholders of record at the close of business on January 10, 2005.

            Earlier this week, the company reported record sales and earnings for its fiscal 2005 first quarter.

      Brady Corporation is an international manufacturer of identification, safety, graphics and coated material products. It markets more than 50,000 products including high-performance labels, software, printing systems, label-application and data-collection systems, signs, and specialty tapes. Founded in 1914, Brady employs about 4,000 people and has operations in the United States, Europe, Asia/Pacific, Latin America and Canada. It had sales of $671 million in fiscal 2004. More information on Brady Corporation is available on the Internet at www.bradycorp.com.

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